As filed with the Securities and Exchange Commission on March 6, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DERMIRA, INC.

(Exact name of registrant as specified in its charter)

Delaware	27-3267680
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Dermira, Inc.

275 Middlefield Road, Suite 150

Menlo Park, California 94025

(650) 421-7200

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

2014 Equity Incentive Plan

2014 Employee Stock Purchase Plan

(Full title of the plans)

Thomas G. Wiggans

Chief Executive Officer and Chairman of the Board

Dermira, Inc.

275 Middlefield Road, Suite 150

Menlo Park, California 94025

(650) 421-7200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

Douglas N. Cogen, Esq. Michael A. Brown, Esq. Katherine Duncan, Esq. Fenwick & West LLP 555 California Street, 12th Floor San Francisco, California 94104 (415) 875-2300	Andrew L. Guggenhime Chief Operating Officer and Chief Financial Officer Dermira, Inc. 275 Middlefield Road, Suite 150 Menlo Park, California 94025 (650) 421-7200

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value per share
- Reserved for future issuance under the 2014 Equity Incentive Plan	1,426,081(2)	$33.72(3)	$48,087,452	$5,574
- Reserved for future issuance under the 2014 Employee Stock Purchase Plan	356,520(4)	$28.66(5)	$10,217,864	$1,185
TOTAL	1,782,601	N/A	$58,305,316	$6,759

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of the outstanding shares of the Registrant’s common stock.
(2)	Represents additional shares of the Registrant’s common stock reserved for issuance under the Registrant’s 2014 Equity Incentive Plan (the “EIP”) resulting from the automatic annual increase in the number of authorized shares reserved and available for issuance under the EIP on January 1 of each of the first ten years following the Registrant’s initial public offering equal to 4% of the total number of outstanding shares of the Registrant’s common stock on December 31 of the prior year.
(3)	Estimated pursuant to Rules 457(c) and (h) of the Securities Act, solely for the purpose of calculating the registration fee, on the basis of the average of the high and low prices of the Registrant’s common stock as reported on The NASDAQ Global Market on February 27, 2017.
(4)	Represents additional shares of the Registrant’s common stock reserved for issuance under the Registrant’s 2014 Employee Stock Purchase Plan (the “ESPP”) resulting from the automatic annual increase in the number of authorized shares reserved and available for issuance under the ESPP on January 1 of each of the first ten years following the Registrant’s initial public offering equal to 1% of the total number of outstanding shares of the Registrant’s common stock on December 31 of the prior year.
(5)	Estimated pursuant to Rules 457(c) and (h) of the Securities Act, solely for the purpose of calculation the registration fee, on the basis of the average of the high and low prices of the Registrant’s common stock as reported on The NASDAQ Global Market on February 27, 2017. Under the ESPP, the purchase price of a share of common stock is equal to 85% of the fair market value of the Registrant’s common stock on the offering date (i.e., the first business day of the offering period of up to 27 months) or the purchase date (i.e., the last business day of a six-month purchase period), whichever is less.

REGISTRATION OF ADDITIONAL SHARES

PURSUANT TO GENERAL INSTRUCTION E

Pursuant to General Instruction E of Form S-8, Dermira, Inc. (the “Registrant”) is filing this Registration Statement with the Securities and Exchange Commission (the “Commission”) to register:

(i)	1,426,081 additional shares of common stock under the Registrant’s 2014 Equity Incentive Plan, pursuant to the provisions of the 2014 Equity Incentive Plan (“EIP”) providing for an automatic annual increase in the number of authorized shares reserved and available for issuance under the EIP on January 1, 2017 equal to 4% of the total number of outstanding shares of the Registrant’s common stock on December 31 of the prior year; and

(ii)	356,520 additional shares of common stock under the Registrant’s 2014 Employee Stock Purchase Plan (“ESPP”), pursuant to the provisions of the ESPP providing for an automatic annual increase in the number of shares reserved and available for issuance under the ESPP on January 1, 2017 equal to 1% of the total number of outstanding shares of the Registrant’s common stock on December 31 of the prior year.

This Registration Statement hereby incorporates by reference the contents of the Registrant’s previous registration statements on Form S-8 filed with the Commission on October 2, 2014 (Registration No. 333-199127), March 25, 2015 (Registration No. 333-203002) and March 3, 2016 (Registration No. 333-209922). In accordance with the instructional note to Part I of Form S-8 as promulgated by the Commission, the information specified by Part I of Form S-8 has been omitted from this Registration Statement.

PART II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission pursuant to the Securities Exchange Act of 1934, as amended, or Exchange Act, are incorporated herein by reference:

(a)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the Commission on February 28, 2017;

(b)	all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (a) above; and

(c)	the description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A (Registration No. 001-36668) filed with the Commission on September 29, 2014 under Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents, except as to specific sections of such documents as set forth therein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document, which also is deemed to be incorporated by reference herein, modifies or supersedes such statement.

Item 5. Interests of Named Experts and Counsel.

As of the date of this Registration Statement, Fenwick & West LLP beneficially owns an aggregate of 43,103 shares of the Registrant’s common stock, representing approximately 0.12% of the Registrant’s outstanding shares of common stock as of December 31, 2016.

Item 8. Exhibits.

The following exhibits are filed herewith:

Exhibit		Incorporated by Reference				Filed
Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Herewith

4.1	Restated Certificate of Incorporation of the Registrant.	10-Q	001-36668	3.1	11/12/2014

4.2	Restated Bylaws of the Registrant.	10-Q	001-36668	3.2	11/12/2014

4.3	Form of Common Stock Certificate.	S-1	333-198410	4.1	8/27/2014

5.1	Opinion of Fenwick & West LLP.					X

23.1	Consent of Independent Registered Public Accounting Firm.					X

23.2	Consent of Fenwick & West LLP (included in Exhibit 5.1).					X

24.1	Power of Attorney (included on the signature page of this Registration Statement).					X

Exhibit		Incorporated by Reference				Filed
Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Herewith

99.1	2014 Equity Incentive Plan and forms of stock option award agreement, stock option exercise agreement, restricted stock agreement, stock appreciation right award agreement, restricted stock unit award agreement, performance shares award agreement and stock bonus agreement.	10-Q	001-36668	10.3	11/12/2014

99.2	2014 Employee Stock Purchase Plan and form of subscription agreement.	10-Q	001-36668	10.4	11/12/2014

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Menlo Park, State of California, on this 6th day of March 2017.

DERMIRA, INC.

By:	/s/ THOMAS G. WIGGANS
Thomas G. Wiggans
Chief Executive Officer and Chairman of the Board

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Thomas G. Wiggans and Andrew L. Guggenhime, and each of them, as his or her true and lawful attorney-in-fact, proxy, and agent with the full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments to this Registration Statement on Form S-8), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, proxies and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, proxies and agents, or their or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

Signature	Title	Date

/s/ THOMAS G. WIGGANS Thomas G. Wiggans	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	March 6, 2017

/s/ ANDREW L. GUGGENHIME Andrew L. Guggenhime	Chief Operating Officer and Chief Financial Officer (Principal Financial and Accounting Officer)	March 6, 2017

/s/ EUGENE A. BAUER M.D. Eugene A. Bauer	Chief Medical Officer and Director	March 6, 2017

/s/ EMMANUEL CAEYMAEX Emmanuel Caeymaex	Director	March 6, 2017

/s/ DAVID E. COHEN, M.D., M.P.H. David E. Cohen, M.D., M.P.H.	Director	March 6, 2017

/s/ FRED B. CRAVES Fred B. Craves	Lead Independent Director	March 6, 2017

/s/ MATTHEW K. FUST Matthew K. Fust	Director	March 6, 2017

/s/ MARK D. MCDADE Mark D. McDade	Director	March 6, 2017

/s/ JAKE R. NUNN Jake R. Nunn	Director	March 6, 2017

/s/ WILLIAM R. RINGO William R. Ringo	Director	March 6, 2017

/s/ KATHLEEN SEBELIUS	Director
Kathleen Sebelius		March 6, 2017

EXHIBIT INDEX

Exhibit		Incorporated by Reference				Filed
Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Herewith

4.1	Restated Certificate of Incorporation of the Registrant.	10-Q	001-36668	3.1	11/12/2014

4.2	Restated Bylaws of the Registrant.	10-Q	001-36668	3.2	11/12/2014

4.3	Form of Common Stock Certificate.	S-1	333-198410	4.1	8/27/2014

5.1	Opinion of Fenwick & West LLP.					X

23.1	Consent of Independent Registered Public Accounting Firm.					X

23.2	Consent of Fenwick & West LLP (included in Exhibit 5.1).					X

24.1	Power of Attorney (included on the signature page of this Registration Statement).					X

99.1	2014 Equity Incentive Plan and forms of stock option award agreement, stock option exercise agreement, restricted stock agreement, stock appreciation right award agreement, restricted stock unit award agreement, performance shares award agreement and stock bonus agreement.	10-Q	001-36668	10.3	11/12/2014

99.2	2014 Employee Stock Purchase Plan and form of subscription agreement.	10-Q	001-36668	10.4	11/12/2014